Exhibit 99.1

Ainos Reports First Quarter 2025 Financial Results

Q1 revenues increased 412% year over year, driven by AI Nose products

Delivers strong turnaround from gross loss to gross profit in Q1

AI Nose gains traction beyond healthcare with strategic partnerships in robotics and semiconductor sectors

VELDONA® program advances with TFDA and IRB Approvals for two clinical trials in Taiwan

SAN DIEGO, CA / ACCESSWIRE /May 12, 2025 / Ainos, Inc. (NASDAQ:AIMD, AIMDW) (“Ainos”, or the “Company”) today announced its financial results for the first quarter ended March 31, 2025.

Chun-Hsien (Eddy) Tsai, Chairman of the Board, President, and Chief Executive Officer of Ainos, commented, “Q1 2025 represents a significant step forward in advancing our long-term strategy to build a differentiated healthcare and technology company powered by scent digitization, AI-enhanced diagnostics and innovative therapeutics. Revenues increased 412% year over year, primarily driven by sales of AI Nose products for elderly care under the Nisshinbo Micro Devices Inc. (“NISD”) co-development project. This performance is a testament to the growing commercial viability of our proprietary AI Nose technology in healthcare.”

“While our AI Nose technology has a deep root in healthcare use-case, we are expanding the application scope into the robotics and industrial sectors. We’ve made rapid progress in establishing strategic partnerships, including collaborations with a leading Japanese service robot developer to embed AI Nose into robots, and with the world’s largest semiconductor packaging and testing provider to deploy AI Nose in semiconductor manufacturing environments. “

“Rising AI integration across industries validates our strategic direction. The global electronic nose market is projected to grow from $29.8 billion in 2025 to $76.5 billion by 2032. Demand is rising across healthcare, environmental, and industrial sectors—precisely where our AI Nose is gaining traction. In the industrial space, industrial robot installment grew 10%

year over year to 4.28 million units in 2024, with rising integration of AI and sensors—an environment where we believe AI Nose can play a critical role in adding olfactory intelligence to automation systems. In healthcare, our scent-based applications for early disease detection align with the AI healthcare market, expected to surpass $180 billion by 2030.”

“The U.S. Treasury Secretary recently emphasized the need for American leadership in AI and quantum technologies. At Ainos, we share this vision. Our AI-powered electronic nose addresses one of the untapped frontiers in AI and robotics—smell. While machines can see and hear, olfaction remains the missing sense. By pioneering digital scent, Ainos is unlocking a vital layer of perception for the next generation of intelligent systems.”

“As a U.S.-based innovator, we’re focused on scaling AI-powered smelltech sensing with deep R&D, IP expansion, and strategic long-term growth. While our first-quarter revenue grew from a low base, it reflects early traction for our breakthrough technology. With the AI market projected to reach $1.81 trillion by 2030, we believe AI Nose will redefine machine-environment interaction and position Ainos as a leader in this emerging field.”

“At the same time, we’ve reached key milestones in VELDONA®, our low-dose interferon therapeutics program, securing Taiwan Food and Drug Administration (“TFDA”) approval for initiating a clinical trial targeting HIV oral warts, and Institutional Review Board (“IRB”) clearance from Taipei Medical University for a clinical trial targeting primary Sjögren’s syndrome. Our launch two trials in parallel is a further demonstration of our capital-efficient approach, operational discipline, and commitment to developing innovative, patient-friendly therapies for rare and underserved indications.”

“Looking ahead, we remain focused on execution and strategic partnerships that can accelerate commercialization and global reach. We are encouraged by the momentum we’ve built and the opportunities that lie ahead. We believe that our leading AI Nose technology and immunotherapy—combined with our agility and vision—position Ainos to unlock vast growth potential and deliver sustained shareholder value.”

Christopher Lee, Chief Financial Officer of Ainos, remarked, “We saw the early financial benefits of our strategic shift in Q1. Thanks to our AI Nose products, revenues increased 412% year over year to $106,207. Cost of revenues declined 32% year over year to $18,233, resulting in gross profit of $87,974—marking a strong turnaround from gross loss of $6,025 in the previous year due to unique product compositions. Despite increased non-cash selling, general and administrative expenses (SG&A) on share-based compensation, our disciplined capital management enabled us to maintain operational efficiency with controlled spending, all while redirecting resources toward our programs with the most potential for growth. Looking into the quarters ahead, we will continue investing in research and development (R&D) to advance AI Nose and clinical trial progress in addition to evaluating the most optimal financing and partnership opportunities for supporting our core growth pillars alongside keeping financial flexibility.”

Recent Business Developments

On April 30, 2025, Ainos formed a strategic partnership with ASE Chung Li (“ASECL”), a key site of Advanced Semiconductor Engineering, Inc. (ASE), the world’s leading provider of semiconductor assembly and test services. This partnership entails Ainos and ASECL to explore deploying the AI Nose across semiconductor manufacturing scenarios for improved real-time air quality monitoring, predictive maintenance, energy efficiency, precision process control, and yield optimization.

On April 21, 2025, Ainos announced the successful installation of its proprietary AI Nose olfaction module on a robot developed by ugo, Inc. (“ugo”), Japan’s leading service robotics company. This installation marks a major milestone in multisensory robotics, paving the way for real-world applications. The Company and ugo are now entering the next phase of critical development, focusing on user interface (UI) design and backend control system integration and tuning of sensory parameters and response logic, expected to be completed within 2 to 4 weeks.

On April 14, 2025, Ainos secured approval from TFDA clearance for initiating clinical trials using its next-generation VELDONA® formulation for treating HIV-related oral warts. The Company also received IRB clearance from Taipei Medical University for a clinical trial targeting primary Sjögren’s syndrome (pSS) with VELDONA® formulation.

On March 11, 2025, the Company formed a strategic partnership with Advanced Semiconductor Engineering, Inc., the world’s largest provider of semiconductor packaging and testing services. The collaboration aims to transform semiconductor manufacturing by incorporating Ainos’ patented AI Nose technology to analyze airborne chemicals into “Smell IDs,” thereby enhancing process efficiency, environmental safety, and ESG compliance.

On March 5, 2025, the Company entered a strategic partnership with ugo, Inc., Japan’s leading service robotics provider, to integrate its AI Nose technology into ugo’s robotic platform. This collaboration introduces olfactory perception to robots, enabling AI-driven scent detection for deployment across healthcare, industrial, and public security sectors—addressing labor shortages with intelligent automation.

On January 27, 2025, the Company announced that it had received a key invention patent in Japan for its oral interferon formulation, VELDONA®, targeting the treatment and prevention of coronavirus infections. With this grant, Ainos strengthens its global IP portfolio and advances its commercialization plans in the $16 billion global coronavirus therapeutics market.

On January 13, 2025, Ainos announced its revolutionary AI Nose for robotics application and invited robotics companies worldwide to join the Ainos Alliance. Powered by advanced artificial intelligence (AI) and micro-electromechanical systems (MEMS) gas sensors, AI Nose is redefining robotic interaction with various environments—unlocking transformative applications for the industrial, healthcare, and consumer sectors.

About Ainos, Inc.

Headquartered in San Diego, California, Ainos, Inc. develops disruptive medical and healthcare solutions based on its proprietary AI Nose and VELDONA® technologies. The name “Ainos” combines “AI” and “Nose” to signify the Company’s commitment to enabling AI with the ability to smell and individuals to live healthier. The Company’s clinical-stage product pipeline includes AI-driven, telehealth-friendly POCT solutions powered by AI Nose, VELDONA® human and animal oral therapeutics, and human orphan drugs. To learn more, visit https://www.ainos.com. Follow Ainos on X, formerly known as Twitter, (@AinosInc) and LinkedIn to stay up-to-date.

Safe Harbor Statement

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. There are a number of important factors that could cause actual results, developments, business decisions or other events to differ materially from those contemplated by the forward-looking statements in this press release. These factors include, among other things, our expectation that we will incur net losses for the foreseeable future; our ability to become profitable; our ability to raise additional capital to continue our product development; our ability to accurately predict our future operating results; our ability to advance our current or future product candidates through clinical trials, obtain marketing approval and ultimately commercialize any product candidates we develop; the ability to obtain and maintain regulatory approval of our product candidates; delays in completing the development and commercialization of our current and future product candidates; developing and commercializing additional products, including diagnostic testing devices; our ability to compete in the marketplace; compliance with applicable laws, regulations and tariffs, and factors described in the Risk Factors section of our public filings with the Securities and Exchange Commission (SEC). Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable law, the Company undertakes no obligation to update or revise these statements, whether as a result of any new information, future events and developments or otherwise.

Investor Relations Contact

Feifei Shen

Email: IR@ainos.com

Ainos, Inc.

Condensed Balance Sheets

(Unaudited)

	March 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$2,628,286	$3,892,919
Accounts receivable	91	56
Inventory, net	141,831	143,756
Other current assets	280,784	301,077
Total current assets	3,050,992	4,337,808
Intangible assets, net	22,633,161	23,748,328
Property and equipment, net	494,387	559,645
Other assets	174,536	174,418
Total assets	$26,353,076	$28,820,199

Liabilities and Stockholders’ Equity
Current liabilities:
Contract liabilities	$-	$106,329
Convertible notes payable	1,000,000	3,000,000
Accrued expenses and others current liabilities	523,467	848,615
Total current liabilities	1,523,467	3,954,944
Convertible notes payable - noncurrent	11,000,000	9,000,000
Other long-term liabilities	707,957	348,945
Total liabilities	13,231,424	13,303,889
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value; 300,000,000 shares authorized as of March 31, 2025, and December 31, 2024, 17,215,164 and 15,427,385 shares issued and outstanding as of March 31, 2025, and December 31, 2024, respectively	172,152	154,274
Additional paid-in capital	69,435,008	68,520,881
Accumulated deficit	(56,035,338)	(52,749,316)
Accumulated other comprehensive loss - translation adjustment	(450,170)	(409,529)
Total stockholders’ equity	13,121,652	15,516,310
Total liabilities and stockholders’ equity	$26,353,076	$28,820,199

Ainos, Inc.

Condensed Statements of Operations

(Unaudited)

	Three months ended March 31,
	2025	2024

Revenues	$106,207	$20,729
Cost of revenues	(18,233)	(26,754)
Gross profit (loss)	87,974	(6,025)
Operating expenses:
Research and development expenses	1,724,084	2,084,648
Selling, general and administrative expenses	1,526,761	1,029,418
Total operating expenses	3,250,845	3,114,066
Loss from operations	(3,162,871)	(3,120,091)

Non-operating (expenses) income, net:
Interest expense	(180,445)	(48,696)
Issuance cost of senior secured convertible note measured at fair value	-	(138,992)
Fair value change for senior secured convertible note	-	(31,568)
Other income, net	57,294	24,537
Total non-operating expenses, net	(123,151)	(194,719)

Net loss before income taxes	(3,286,022)	(3,314,810)
Provision for income taxes	-	-
Net loss	$(3,286,022)	$(3,314,810)
Net loss per common share - basic and diluted	$(0.21)	$(0.57)
Weighted-average shares used in computing net loss per common share-basic and diluted	15,863,060	5,771,283